EXHIBIT E

AMENDMENTS TO BE MADE TO BRAZIL’S FISCAL AGENCY AGREEMENT

The Federative Republic of Brazil (“Brazil”) is amending the fiscal agency agreement dated as of November 1, 1996 between itself and JPMorgan Chase Bank to permit Brazil to issue debt securities that will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to Brazil’s outstanding public external indebtedness. These provisions are commonly referred to as “collective action clauses”. The following description is a summary of the collective action clauses to be included in new series of debt securities that Brazil intends to issue in the future. Because it is only a summary, the description may not contain all of the information that is important to investors in Brazil’s debt securities. Therefore, Brazil urges you to read the form of amendment to the fiscal agency agreement that is included as part of this filing.

Default; Acceleration of Maturity

Brazil’s collective action clauses will provide that any of the following events will be an event of default with respect to the debt securities of any series:

(a) a default by Brazil in any payment of principal of or interest on the debt securities of that series for 30 days;

(b) a default which is materially prejudicial to the interests of the holders of the debt securities of that series in the performance of any other obligation under the debt securities of that series which continues for 30 days after the holder of any debt securities of that series provided to the fiscal agent written notice requiring this default be remedied;

(c) an acceleration of any aggregate principal amount of public external indebtedness of Brazil, which exceeds US$25,000,000 (or its equivalent in any other currency), by reason of an event of default arising from Brazil’s failure to make any payment of principal or interest under this public external indebtedness when due;

(d) a failure of Brazil to make any payment in respect of the public external indebtedness of Brazil in an aggregate principal amount in excess of US$25,000,000 (or its equivalent in any other currency) when due (as such date may be extended by virtue of any applicable grace period or waiver), which continues for 30 days after the holder of any debt securities of that series provided to the fiscal agent written notice requiring this default be remedied;

(e) a declaration by Brazil of a moratorium with respect to the payment of principal of or interest on public external indebtedness of Brazil which does not expressly exclude the debt securities of that series and which is materially prejudicial to the interests of the holder of the debt securities of that series; or

(f) a denial or repudiation by Brazil of its obligations under the debt securities of that series.

If an event of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of debt securities of that series may exercise these rights only by providing a written demand to Brazil and the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Brazil receives written notice of the declaration, unless Brazil has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Further Issues of Debt Securities of a Series

Brazil’s collective action clauses will provide that from time to time, without the consent of holders of the debt securities of any series, and subject to the required approvals under Brazilian law, Brazil may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Brazil may also consolidate the additional debt securities to form a single series with the outstanding debt securities of that series.

Amendments and Waivers

Brazil’s collective action clauses will provide that Brazil, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the debt securities of any series with:

•	the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of that series that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding debt securities of that series.

However, the holders of not less than 85% in aggregate principal amount of the outstanding debt securities of that series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of that series that would:

•	change the due date for the payment of the principal of, or any installment of interest on, the debt securities of that series;

•	reduce the principal amount of the debt securities of that series;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the debt securities of that series;

•	reduce the interest rate of the debt securities of that series;

•	change the currency in which any amount in respect of the debt securities of that series is payable or the place or places in which such payment is to be made;

•	permit early redemption of the debt securities of that series or, if early redemption is already permitted, shorten the period during which Brazil is not permitted to redeem the debt securities of that series;

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action; or

•	change the definition of “outstanding” with respect to the debt securities of that series;

•	change Brazil’s obligation to pay any additional amounts under the debt securities of that series;

•	change the governing law provision of the debt securities of that series;

•	change Brazil’s appointment of an agent for the service of process, agreement not to raise certain defenses based on its sovereign immunity or agreement to submit to arbitration in respect of disputes relating to the debt securities of that series;

•	change the status of the debt securities of that series, as described under “Debt Securities—Status of the Debt Securities” in the prospectus accompanying the prospectus supplement relating to the debt securities of that series; or

•	in connection with an offer to acquire all or any portion of the debt securities of that series, amend any event of default under the debt securities of that series.

We refer to the above subjects as “reserved matters”. A change to a reserved matter, including the payment terms of the debt securities of any series, can be made without the consent of the holders of bonds of that series, as long as a supermajority of the holders (that is, the holders of at least 85% in aggregate principal amount of the outstanding debt securities of that series) agrees to the change.

If both the Brazil and the fiscal agent agree, they may, without the consent of the holders of debt securities of any series, modify, amend or supplement the fiscal agency agreement or the debt securities of that series for the purpose of:

•	adding to the covenants of Brazil;

•	surrendering any right or power conferred upon Brazil;

•	securing the debt securities of that series pursuant to the requirements of the debt securities of that series or otherwise;

•	correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•	amending the fiscal agency agreement or the debt securities of that series in any manner which Brazil and the fiscal agent may determine and that does not adversely affect the interest of any holder of the debt securities of that series in any material respect.

Any modification, amendment or supplement approved in the manner described above shall be binding on the holders of the debt securities of that series.

For purposes of determining whether the required percentage of holders of debt securities of any series is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, the debt securities of that series or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities of that series owned, directly or indirectly, by Brazil or any public sector instrumentality of Brazil will be disregarded and deemed not to be “outstanding”, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities of that series that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means Banco Central do Brasil, any department, ministry or agency of the federal government of Brazil or any corporation, trust, financial institution or other entity owned or controlled by the federal government of Brazil or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.